Exhibit 107

CALCULATION OF REGISTRATION FEE

Calculation of Filing Fee Table

Form S-1

(Form Type)

Snail, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule		Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, in relation to Alumni shares	457	(c)	5,000,000	(2)	$1.00	(3)	$5,000,000	$0.00011020	$551.00
Equity	Class A Common Stock issuable upon exercise of the Alumni warrants	457	(c)	367,647		$1.50		$551,471	$0.00011020	$60.77
Equity	Class A Common Stock, par value $0.0001 per share of Crom and Jefferson shares	457	(c)	5,675,308	(4)	$0.38	(4)	$2,160,001	$0.00011020	$238.03
Equity	Class A Common Stock issuable upon exercise of the Crom and Jefferson warrants issued in relation to first tranche	457	(c)	1,785,713	(5)	$0.76	(5)	$1,349,999	$0.00011020	$148.77
Equity	Class A Common Stock issuable upon exercise of the Jefferson warrants that will be issued in relation to the second tranche	457	(c)	2,265,100	(6)	$0.60	(6)	$1,350,000	$0.0001102	$148.77
	Total Offering Amount	-		15,093,768		-		$10,411,471	$0.00011020	$1,147.34
	Total Fee Offsets	-		-		-		-	-	1,147.34
	Net Fee Due	-		-		-		-	$-	$-

(1)	All of the shares of Class A common stock offered hereby are for the account of the Selling Stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable upon conversion of the Notes and exercise by Warrants as defined in this Registration Statement.

(2)	Presumes the purchase of the $5,000,000 worth of shares of Class A common stock in connection with the Alumni Capital equity line of credit financing.

(3)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the as adjusted price of $1.00 for the purchase price per share, that is, 92% of $1.09, the lowest VWAP of the five previous trading days of the registrant’s Class A common stock quoted on the Nasdaq Capital Market on September 22, 2023.

(4)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on as adjusted price of $0.95 for the purchase price per share, that is, 85% of $1.12, the average of the three lowest VWAP’s of the registrant’s Class A common stock for the previous ten trading days quoted on the Nasdaq Capital Market on September 22, 2023. The registered shares received a multiple of 250% of the maximum conversion amount. Accordingly, the price per share was further adjusted to $0.38.

(5)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the $1.89 exercise price per share applicable to shares issuable upon exercise of the Warrants. The registered shares received a multiple of 250% of the maximum exercise amount. Accordingly, the price per share was further adjusted to $0.76.

(6)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the $1.49 exercise price per share applicable to shares issuable upon exercise of the Warrants. The registered shares received a multiple of 250% of the maximum exercise amount. Accordingly, the price per share was further adjusted to $0.60.